Exhibit 99.1

                         CAM REPORTS 1ST QUARTER RESULTS

                NET EARNINGS RISE 85% ON 14% REVENUE INCREASE

    FOUNTAIN VALLEY, Calif., Feb. 14 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported net income for the three months ended December 31, 2005 increased 85% to $742,000 or $.18 per fully diluted share, as compared to $402,000 or $.10 per share for the same quarter in the prior fiscal year. Revenues for the quarter increased 14% to $7.0 million, compared to $6.2 million for the comparable quarter of the prior fiscal year, as a result of an 85% increase in X-Charge payment processing revenues over the same quarter of last year.

    Record 1st Quarter Profit Margin and Pre-Tax Profit Achieved

    Pre-tax profit margins in the quarter were a record 17%, compared to 11% for the comparable quarter of fiscal 2005. Pre-tax profit was $1.2 million, which was also a company record. The higher margins are primarily the result of a continuing change in revenue mix to higher margin, recurring X-Charge payment processing revenues, which represented 37% of total company revenues in the first quarter of fiscal 2006, as compared to 23% in the first quarter of fiscal 2005. Total recurring revenues (service plus payment processing) were 56% of total revenues in the quarter.

    The results for the three months ended December 31, 2005 included $42,000 in compensation expense, related to the adoption of Statement of Financial Accounting Standards No. 123R in this quarter, for stock options that were previously granted to employees. Prior to SFAS123R adoption, compensation expense related to employee stock options was not recorded in the financial statements but disclosed in the footnotes as required under previous accounting rules.

    X-Charge Performance -- Record New Installations

    During the quarter, the company installed a record 922 new X-Charge payment processing accounts, as compared to 707 for the same period of last year. As of December 31, 2005, the company had between 5,500 and 6,000 live payment processing accounts. The company's payment processing portfolio currently represents approximately $1.9 billion in annual credit card transaction volume. The company's X-Charge reseller base grew during the quarter to 222 resellers who had earned residual income from their active X-Charge processing accounts during the quarter, as compared to 132 at the same time last year, an increase of 90 resellers over the past 12 months. The company is actively marketing to these resellers to bring in new X-Charge processing accounts.

    Cash Dividend

    In keeping with the company's previously stated policy to pay out approximately 75% of net income as a dividend to shareholders each quarter, the Board of Directors has declared a dividend of $.14 per share for fiscal 2006 1st quarter results, to be paid on April 14, 2006 to shareholders of record on April 4, 2006.

    "The December quarter came in as expected with company profit margins continuing to increase to record levels due to our X-Charge payment processing revenue," said Geoff Knapp, CEO. "System sales showed a small decline, but we are optimistic that it will turn around by the 2nd half of this year if not before. The leading indicators for this business suggest we have a good chance of seeing a more positive trend towards the middle of the year. X-Charge continued to be our winner. We experienced the strong seasonal uptick in revenues during this quarter as we have expected and we were also able to install a record number of new X-Charge payment processing accounts during the quarter."

    Conference Call

    The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 4:15 p.m. Eastern Time, on Tuesday, February 14, 2006. Anyone interested in participating should call 877-502-9272 if calling within the United States or 913-981-5581 if calling internationally. There will be a playback available until February 21, 2006. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pin number 7919874 for the replay.

    The company will also have an updated investor presentation posted on its website at www.camcommerece.com.

    About CAM Commerce Solutions, Inc.

    CAM Commerce Solutions designs, develops, markets and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include inventory management, point of sale, accounting, credit and debit card processing, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. For more information, you can visit CAM Commerce Solutions at www.camcommerce.com.

    Important Information

    Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                          CONDENSED STATEMENT OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                       THREE MONTHS ENDED
                                                   ---------------------------
                                                   DECEMBER 31    DECEMBER 31
                                                      2005            2004
                                                   -----------    ------------
REVENUES
  Net hardware, software and
   installation revenues                           $     3,064    $      3,348
  Net service revenues                                   1,344           1,405
  Net payment processing revenues                        2,578           1,397
    Total net revenues                                   6,986           6,150
COSTS AND EXPENSES
  Cost of hardware, software and
   installation revenues                                 1,665           1,684
  Cost of service revenues                                 594             539
  Cost of payment processing revenues                      118             142
    Total cost of revenues                               2,377           2,365
  Selling, general and administrative expenses           3,272           2,881
  Research and development expenses                        363             340
  Interest income                                         (206)           (109)
    Total costs and expenses                             5,806           5,477
Income before provision for income taxes                 1,180             673
Provision for income taxes                                 438             271
Net income                                         $       742    $        402

Basic net income per share                         $      0.19    $       0.11

Diluted net income per share                       $      0.18    $       0.10

Shares used in computing basic net income
 per share                                               3,849           3,787

Shares used in computing diluted net income
 per share                                               4,096           4,065

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                      (In thousands, except per share data)

                                                   DECEMBER 31    SEPTEMBER 30
                                                      2005            2005
                                                   -----------    ------------
                                                   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $    15,380    $     15,763
  Marketable available-for-sale securities               5,970           5,300
  Accounts receivable, net                               2,483           1,930
  Inventories                                              290             306
  Deferred income taxes                                  1,188           1,188
  Other current assets                                     172             132
Total current assets                                    25,483          24,619

Deferred income taxes                                      373             714
Property and equipment, net                                585             610
Intangible assets, net                                     449             467
Other assets                                                51              51
Total assets                                       $    26,941    $     26,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $       475    $        445
  Accrued compensation and related expenses              1,009           1,154
  Deferred service revenue and customer deposits         1,853           1,728
  Cash dividends payable                                   541             385
  Other accrued liabilities                                149             260
  Total current liabilities                              4,027           3,972
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 3,861 shares issued and
   outstanding at December 31, 2005 and 3,846 at
   September 30, 2005                                        4               4
  Capital in excess of par value                        20,375          20,152
  Accumulated other comprehensive loss                     (17)            (18)
  Retained earnings                                      2,552           2,351
  Total stockholders' equity                            22,914          22,489
Total liabilities and stockholders' equity         $    26,941    $     26,461


SOURCE  CAM Commerce Solutions, Inc.
    -0-                             02/14/2006
    /CONTACT: Mathew Hayden, President of Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /